Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS THIRD QUARTER 2018 REVENUES AND EARNINGS

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	% Change	2018	2017	% Change
Total revenues	$629,735	$528,643	19%	$1,811,549	$1,549,372	17%
Trucking revenues, net of fuel surcharge	409,306	351,114	17%	1,168,588	1,029,036	14%
Werner Logistics revenues	129,422	104,568	24%	380,854	305,225	25%
Operating income	63,386	35,874	77%	149,284	98,759	51%
Net income	47,514	22,517	111%	113,585	61,755	84%
Earnings per diluted share	0.66	0.31	114%	1.57	0.85	84%

OMAHA, NEBRASKA, October 18, 2018 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported improved revenues and earnings for the third quarter ended September 30, 2018. Earnings per diluted share increased 114% and were $0.66 for third quarter 2018 compared to earnings per diluted share of $0.31 for third quarter 2017.

Third quarter 2018 freight demand in our One-Way Truckload fleet was much stronger than normal in July and was stronger than normal in August and September. Freight demand thus far in October 2018 is stronger than normal.

Average revenues per tractor per week increased 10.3% in third quarter 2018 compared to third quarter 2017 due to a 13.4% increase in average revenues per total mile, partially offset by a 2.7% decrease in average miles per truck. Our average revenues per total mile increase expectation for the full year 2018 compared to 2017 is now in the high end of the 9% to 12% range that we noted in our second quarter 2018 earnings release. The increase in average revenues per total mile was due primarily to higher contractual rates, more freight choices with higher rates, support for customer surge business, lane mix changes and growth in our Dedicated business. The growth in our shorter-haul Dedicated fleet is responsible for the decrease in our average miles per truck, as the average miles per truck in our One-Way Truckload fleet increased slightly year over year.

Changing shipper freight replenishment patterns and faster on-time service requirements are occurring as some customers shift freight from longer-haul one-way fleets to shorter length of haul dedicated fleets. As a result, more trucks are needed to service an increasing amount of shorter-haul freight. Dedicated freight generally has lower miles per truck and higher rate per total mile metrics than longer-haul one-way truckload freight. Our 5.7% growth in average trucks in service and 2.8% growth in total fleet miles in third quarter 2018 was primarily due to the year-over-year growth in Dedicated.

Werner Enterprises, Inc. - Release of October 18, 2018

In third quarter 2018, we averaged 7,728 trucks in service in the Truckload Transportation Services (Truckload) segment and 43 intermodal drayage trucks in the Werner Logistics segment. We ended third quarter 2018 with 7,750 trucks in the Truckload segment, a year-over-year increase of 375 trucks and a sequential increase of 50 trucks. Our Dedicated unit ended third quarter 2018 with 4,400 trucks (or 57% of our total Truckload segment fleet) compared to 3,955 trucks (or 54% of our total Truckload segment fleet) at the end of third quarter 2017.

We are continuing to invest in newer trucks and trailers in 2018 to improve our driver experience, raise operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was 1.8 years as of September 30, 2018. Net capital expenditures in the first nine months of 2018 were $289 million compared to $121 million in the first nine months of 2017. We expect net capital expenditures for 2018 to be in the range of $350 million to $375 million. As a result of our prior multi-year elevated capital expenditure investment, we expect net capital expenditures in 2019 to be lower and below $300 million.

The driver recruiting market is increasingly difficult, which limited our sequential fleet growth in third quarter 2018. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, an historically low national unemployment rate, aging truck driver demographics and increased truck safety regulations including the regulation changes for electronic logging devices. We continue to take significant actions to strengthen our driver recruiting and retention to make Werner a preferred choice for the best drivers, including raising driver pay, maintaining a new truck and trailer fleet, purchasing best-in-class safety and training features for all new trucks, investing in our driver training school network and collaborating with customers to improve or eliminate unproductive freight. These efforts continue to have positive results on our driver turnover with our third quarter 2018 driver turnover percentage being one of the lowest in the last 20 years.

Due to growth in company trucks and a decline in independent contractor trucks in third quarter 2018 compared to third quarter 2017, company truck miles increased by approximately 8 million miles and independent contractor miles decreased by approximately 2 million miles. This caused a shift in expense from rent and purchased transportation expense to most other operating expense categories in third quarter 2018 compared to third quarter 2017.

Gains on sales of assets were $4.6 million in third quarter 2018 compared to $2.2 million in third quarter 2017. In third quarter 2018 compared to third quarter 2017, we sold over 40% more trucks and a comparable number of trailers. We realized higher average gains per truck and trailer in third quarter 2018 compared to third quarter 2017. The used truck pricing market for the Company’s used trucks has improved over the last few quarters, while we continued to make progress increasing the number of our late-model trucks sold via our proprietary retail network. We expect gains on sales of equipment to decline sequentially in fourth quarter 2018 and in 2019 due to a planned reduction in the number of trailers to be sold. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Diesel fuel prices were 52 cents per gallon higher in third quarter 2018 than in third quarter 2017 and were 2 cents per gallon higher than in second quarter 2018. For the first 18 days of October 2018, the average diesel fuel price per gallon was 55 cents higher than the average diesel fuel price per gallon in the same period of 2017 and 48 cents higher than in fourth quarter 2017. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Werner Enterprises, Inc. - Release of October 18, 2018

Comparisons of the operating ratios for the Truckload segment (actual and net of fuel surcharge revenues of $68.4 million and $50.2 million in third quarters 2018 and 2017, respectively, and $197.2 million and $147.6 million in the year-to-date 2018 and 2017 periods, respectively) are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
Truckload Transportation Services	2018	2017	Difference	2018	2017	Difference
Operating ratio	87.9%	91.7%	(3.8)%	90.2%	92.2%	(2.0)%
Operating ratio, net of fuel surcharge	85.9%	90.5%	(4.6)%	88.6%	91.1%	(2.5)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

During third quarter 2018, the court entered the final judgment on the apportionment of fault related to an adverse jury verdict rendered May 17, 2018, which we are appealing. We incurred insurance and claims expense of $2.8 million in third quarter 2018, or three cents per share, for accrued interest and legal fees related to this matter. For more information on the claim see the Commitments and Contingencies footnote in our Form 10-Q for second quarter 2018. We expect to accrue $1.2 million of insurance and claims expense per quarter for post-judgment interest pursuant to this case, until such time as the outcome of our appeal is finalized. We also reached a favorable settlement in third quarter 2018 related to a property tax dispute, that reduced taxes and licenses expense by $4.9 million, or five cents per share, for property taxes that were previously expensed and paid over a multi-year period.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and Werner Final Mile.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$129,422	100.0	$104,568	100.0	$380,854	100.0	$305,225	100.0
Rent and purchased transportation expense	108,870	84.1	89,507	85.6	322,064	84.6	259,277	84.9
Gross margin	20,552	15.9	15,061	14.4	58,790	15.4	45,948	15.1
Other operating expenses	15,776	12.2	13,743	13.1	45,655	12.0	39,296	12.9
Operating income	$4,776	3.7	$1,318	1.3	$13,135	3.4	$6,652	2.2

In third quarter 2018, Werner Logistics revenues increased $24.9 million, or 24%, and operating income dollars increased $3.5 million, or 262%, compared to third quarter 2017. The Werner Logistics gross margin percentage in third quarter 2018 of 15.9% increased 148 basis points compared to the gross margin percentage of 14.4% in third quarter 2017. In third quarter 2018, Werner Logistics achieved 39.7% revenue growth year over year in our truck brokerage solution, our largest logistics service offering. Intermodal revenues also increased, while freight management and international had slightly lower revenues. The Werner Logistics operating income percentage in third quarter 2018 of 3.7% improved 243 basis points from third quarter 2017 of 1.3%. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings, particularly as the market remains strong and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers.

Our effective income tax rate in third quarter 2018 of 24.7% was slightly lower than our expected range of 25% to 26% due primarily to favorable tax adjustments for the remeasurement of uncertain tax positions. We expect our effective income tax rate to be in the range of 25% to 26% going forward.

Werner Enterprises, Inc. - Release of October 18, 2018

Our financial position remains strong. As of September 30, 2018, we had $125 million of debt outstanding and over $1.2 billion of stockholders’ equity. During third quarter 2018, we repurchased 649,449 shares of our common stock for a total cost of $23.5 million.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Operating revenues	$629,735	100.0	$528,643	100.0	$1,811,549	100.0	$1,549,372	100.0
Operating expenses:
Salaries, wages and benefits	201,606	32.0	170,238	32.2	580,515	32.0	500,620	32.3
Fuel	67,072	10.6	50,266	9.5	191,769	10.6	140,551	9.1
Supplies and maintenance	47,136	7.5	41,986	7.9	138,556	7.7	120,276	7.8
Taxes and licenses	18,463	2.9	21,671	4.1	63,607	3.5	64,095	4.1
Insurance and claims	22,011	3.5	20,669	3.9	73,858	4.1	60,336	3.9
Depreciation	58,382	9.3	53,578	10.1	170,439	9.4	162,619	10.5
Rent and purchased transportation	147,870	23.5	126,087	23.9	435,225	24.0	377,146	24.3
Communications and utilities	3,993	0.6	4,199	0.8	12,028	0.7	12,158	0.8
Other	(184)	—	4,075	0.8	(3,732)	(0.2)	12,812	0.8
Total operating expenses	566,349	89.9	492,769	93.2	1,662,265	91.8	1,450,613	93.6
Operating income	63,386	10.1	35,874	6.8	149,284	8.2	98,759	6.4
Other expense (income):
Interest expense	870	0.2	492	0.1	1,842	0.1	1,892	0.1
Interest income	(646)	(0.1)	(766)	(0.1)	(2,079)	(0.1)	(2,556)	(0.1)
Other	41	—	88	—	172	—	293	—
Total other expense (income)	265	0.1	(186)	—	(65)	—	(371)	—
Income before income taxes	63,121	10.0	36,060	6.8	149,349	8.2	99,130	6.4
Income tax expense	15,607	2.5	13,543	2.5	35,764	1.9	37,375	2.4
Net income	$47,514	7.5	$22,517	4.3	$113,585	6.3	$61,755	4.0

Diluted shares outstanding	71,752		72,601		72,300		72,517
Diluted earnings per share	$0.66		$0.31		$1.57		$0.85

Werner Enterprises, Inc. - Release of October 18, 2018

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Truckload Transportation Services	$484,782	$407,566	$1,386,615	$1,196,071
Werner Logistics	129,422	104,568	380,854	305,225
Other (1)	15,107	16,020	42,788	47,257
Corporate	632	593	2,170	1,539
Subtotal	629,943	528,747	1,812,427	1,550,092
Inter-segment eliminations (2)	(208)	(104)	(878)	(720)
Total	$629,735	$528,643	$1,811,549	$1,549,372

Operating Income
Truckload Transportation Services	$58,894	$34,009	$135,748	$93,511
Werner Logistics	4,776	1,318	13,135	6,652
Other (1)	576	1,001	433	605
Corporate	(860)	(454)	(32)	(2,009)
Total	$63,386	$35,874	$149,284	$98,759

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities. On January 1, 2018, we adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”, using the modified retrospective transition method, and comparative information has not been restated. Adoption of the new standard resulted in a $3.6 million and $10.7 million reduction of Other revenues for the three-month and nine-month periods ended September 30, 2018, respectively, that would have been reported as Other operating expense prior to the new standard with no impact to operating income.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.27%	12.53%	(2.1)%	12.39%	12.40%	(0.1)%
Average completed trip length in miles (loaded)	451	469	(3.8)%	449	469	(4.3)%
Average tractors in service	7,728	7,314	5.7%	7,568	7,261	4.2%
Average revenues per tractor per week (1)	$4,074	$3,693	10.3%	$3,959	$3,634	9.0%
Total trailers (at quarter end)	23,345	22,435		23,345	22,435
Total tractors (at quarter end)
Company	7,135	6,700		7,135	6,700
Independent contractor	615	675		615	675
Total tractors	7,750	7,375		7,750	7,375

Werner Logistics segment
Average tractors in service	43	48		42	53
Total trailers (at quarter end)	1,415	1,655		1,415	1,655
Total tractors (at quarter end)	43	47		43	47

(1) Net of fuel surcharge revenues.

Werner Enterprises, Inc. - Release of October 18, 2018

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Capital expenditures, net	$114,455	$55,130	$289,290	$121,105
Cash flow from operations (1)	120,062	44,738	302,513	223,231
Return on assets (annualized)	9.5%	5.2%	8.0%	4.7%
Return on equity (annualized)	15.4%	8.6%	12.5%	8.1%

(1) On January 1, 2018, we adopted Accounting Standards Update 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, by applying the retrospective transition method to each period presented. Adoption of the guidance resulted in a $0.3 million increase to third quarter 2017 cash flow from operations and a $6.3 million increase to cash flow from operations for the nine months ended September 30, 2017.

Werner Enterprises, Inc. - Release of October 18, 2018

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,650	$13,626
Accounts receivable, trade, less allowance of $8,750 and $8,250, respectively	324,911	304,174
Other receivables	27,559	26,491
Inventories and supplies	11,805	11,694
Prepaid taxes, licenses and permits	7,327	15,972
Other current assets	38,595	28,272
Total current assets	419,847	400,229

Property and equipment	2,249,911	2,114,337
Less – accumulated depreciation	781,262	767,474
Property and equipment, net	1,468,649	1,346,863

Other non-current assets (1)	144,640	60,899
Total assets	$2,033,136	$1,807,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$3,299	$21,539
Accounts payable	90,013	73,802
Current portion of long-term debt	75,000	—
Insurance and claims accruals	65,021	79,674
Accrued payroll	37,787	32,520
Other current liabilities	26,757	24,642
Total current liabilities	297,877	232,177

Long-term debt, net of current portion	50,000	75,000
Other long-term liabilities	11,646	12,575
Insurance and claims accruals, net of current portion (1)	208,560	108,270
Deferred income taxes	221,552	195,187

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 71,194,303 and 72,409,222 shares outstanding, respectively	805	805
Paid-in capital	106,904	102,563
Retained earnings	1,365,523	1,267,871
Accumulated other comprehensive loss	(13,659)	(15,835)
Treasury stock, at cost; 9,339,233 and 8,124,314 shares, respectively	(216,072)	(170,622)
Total stockholders’ equity	1,243,501	1,184,782
Total liabilities and stockholders’ equity	$2,033,136	$1,807,991

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheet as of September 30, 2018.

Werner Enterprises, Inc. - Release of October 18, 2018

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.